Exhibit 21.1

Subsidiaries of Bombardier Recreational Products Inc.

4186524 Canada Inc.

BRP (Barbados) Inc.

BRP (Luxembourg) 1 S.ar.l.

BRP (Luxembourg) 2 S.ar.l.

BRP (Luxembourg) 3 S.ar.l.

BRP (Luxembourg) 4 S.ar.l.

BRP (Luxembourg) 5 S.ar.l.

BRP (Finland) Oy

BRP Holding LP

BRP Nova Scotia ULC

BRP LLC

BRP Receivables Funding, LLC

BRP Holdings (USA) Inc.

BRP Holdings (Austria) GmbH

Bombardier-Rotax Management GmbH

Bombardier-Rotax GmbH & Co. KG

BRP Mexico S.A. de C.V.

BRP US Inc.

Bombardier Recreational Products Motores DA Amazonia Ltda.

Bombardier Recreational Products Brazil Ltda.

Bombardier Nordtrac Oy

BRP Norway A.S.

BRP Sweden AB

BRP Asia Limited

BRP Japan Ltd.

BRP Australia Pty Ltd.

BRP Europe NV